As filed with the Securities and Exchange Commission on November 23, 2004
Registration No. 333-109330

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
AMENDMENT NO. 2 TO
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERITAS Software Corporation

(Exact name of Registrant as specified in its charter)

Delaware	77-0507675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Ellis Street

Mountain View, California 94043
(650) 527-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary L. Bloom

Chairman of the Board, President and Chief Executive Officer
VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
(650) 527-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

John F. Brigden, Esq. Senior Vice President and General Counsel VERITAS Software Corporation 350 Ellis Street Mountain View, California 94043 (650) 527-8000	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, California 94304 (650) 251-5000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

          If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.     ☑

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

      The purpose of this Amendment No. 2 is solely to re-file Exhibit 5.1 to this Registration Statement on Form S-3.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      VERITAS is paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting discounts and selling commissions. VERITAS estimates that the expenses payable by it in connection with the offerings described in this Registration Statement will be as follows:

Registration fee	$42,068
Printing and engraving expenses	$42,000
Accounting fees and expenses	$260,000
Legal fees and expenses	$385,000
Trustee and transfer agent fees and expenses	$16,000
Rating agency fees and expenses	$175,000
Miscellaneous expenses	$39,932

Total	$960,000

Item 15.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. In addition, we have purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 16.     Exhibits.

      See Exhibit Index.

Item 17.     Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of VERITAS’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on November 23, 2004.

VERITAS SOFTWARE CORPORATION

By:	/s/ EDWIN J. GILLIS

Edwin J. Gillis

Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated:

Signature		Title	Date

* Gary L. Bloom		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 23, 2004

/s/ EDWIN J. GILLIS Edwin J. Gillis		Chief Financial Officer (Principal Financial and Accounting Officer)	November 23, 2004

* Geoffrey W. Squire		Vice-Chairman of the Board	November 23, 2004

* Michael A. Brown		Director	November 23, 2004

* Kurt J. Lauk		Director	November 23, 2004

* William Pade		Director	November 23, 2004

* David J. Roux		Director	November 23, 2004

* Carolyn M. Ticknor		Director	November 23, 2004

* V. Paul Unruh		Director	November 23, 2004

*By:	/s/ JOHN F. BRIGDEN John F. Brigden Attorney-in-Fact

EXHIBITS

Exhibit		Description

3	.01(1)	Amended and Restated Certificate of Incorporation of VERITAS Holding Corporation
3	.02(1)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of VERITAS Holding Corporation
3	.03(2)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of VERITAS
3	.04(3)	Amended and Restated Bylaws of VERITAS
4	.1(4)	Indenture, dated as of August 1, 2003, between VERITAS Software Corporation and U.S. Bank National Association, as Trustee.
4	.2(4)	Registration Rights Agreement, dated August 1, 2003, among Goldman, Sachs & Co., ABN AMRO Rothschild LLC and McDonald Investments Inc., and VERITAS Software Corporation.
4	.3(5)	First Supplemental Indenture, dated as of October 25, 2004, between VERITAS Software Corporation and U.S. Bank National Association, as Trustee.
5.1		Opinion of Simpson Thacher & Bartlett LLP.
23.1		Consent of Simpson Thacher & Bartlett LLP (included in Opinion filed as Exhibit 5.1).
24	.1*	Power of Attorney.
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee under the Indenture.

*	Previously filed.

(1)	Incorporated by reference to same exhibit filed with the Company’s Registration Statement on Form 8-A on June 2, 1999.

(2)	Incorporated by reference to Exhibit 4.03 filed with the Company’s Registration Statement on Form S-8 on June 2, 2000.

(3)	Incorporated by reference to same exhibit filed with the Company’s Registration Statement on Form S-4 on September 28, 2000.

(4)	Incorporated by reference to same exhibit filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003.

(5)	Incorporated by reference to Exhibit 4.1 filed with the Company’s Current Report on Form 8-K filed on October 27, 2004.